Exhibit 99.13

ESMARK INCORPORATED

WRITTEN CONSENT OF STOCKHOLDERS

IN LIEU OF A SPECIAL MEETING

The undersigned stockholders (the “Stockholders”) of Esmark Incorporated, a Delaware corporation (the “Corporation”), in lieu of a special meeting of the Stockholders, hereby take the following actions and adopt the following resolutions pursuant to Section 228 of the Delaware General Corporation Law (the “DGCL”) and the bylaws of the Corporation:

RESOLVED, that the Agreement and Plan of Merger and Combination, dated March 16, 2007, by and among Clayton Acquisition Corporation (“New Esmark”), Wheeling-Pittsburgh Corporation, Wales Merger Corporation, Clayton Merger, Inc. (“Esmark Merger”) and the Corporation (the “Merger Agreement”), and the merger of Esmark Merger with and into the Corporation pursuant to the Merger Agreement, be and they hereby are, approved and adopted;

FURTHER RESOLVED, that the New Esmark equity compensation plan proposed to be adopted in connection with transactions contemplated by the Agreement, as more particularly described in New Esmark’s Proxy Statement/Prospectus, dated                     , 2007, be, and it hereby is, approved;

FURTHER RESOLVED, that this written consent, as executed by the undersigned, may be transmitted by facsimile or electronic transmission and shall be treated in all manner and respects as an original document and an original signature; and

FURTHER RESOLVED, that this written consent may be executed in counterparts, all such executed counterparts together shall constitute one instrument, and each such executed counterpart shall be deemed an original copy of this written consent.

IN WITNESS WHEREOF, the undersigned stockholder has executed this written consent as of                     , 2007.

By:

Name:
Stockholder